Exhibit 10.4
SECOND AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Second Amendment to Amended and Restated Employment Agreement (this “Second Amendment” is made effective as of the 31st day of December, 2008 (the “Effective Date”) by and between BEAZER HOMES USA, INC., a Delaware corporation (the “Company” ) and MICHAEL H. FURLOW, an individual resident of the State of Georgia (the “Executive”).
WITNESSETH:
     WHEREAS, the Company and Executive have heretofore entered into an Amended and Restated Employment Agreement made effective as of February 6, 2006 (the “Existing Agreement”); and
     WHEREAS, the Company and Executive desire to amend certain provisions of the Existing Agreement as provided herein.
     NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:
     1. A new Section 11 is hereby added to the Existing Agreement. New Section 11 shall read:
11. Special Provision Regarding Section 409A of the Internal Revenue Code. It is intended that this Agreement shall comply with Section 409A of the Code (and any regulations and any guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If it is determined that an amendment of this Agreement is necessary in order for it to comply with Section 409A, the parties agree to negotiate in good faith to amend this Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. Notwithstanding any provision to the contrary in this Agreement, in the event that any payments or benefits required to be provided by the Company hereunder are deemed to constitute payments of “nonqualified deferred compensation” that is subject to the requirements of Section 409A and if the Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service” (As such term is defined in Treasury Regulations issued under Section 409A) or (ii) the date of his death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 11 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefore were paid by the Executive, the Executive shall pay the full costs of premiums for such welfare benefits during the Delay Period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period promptly after its conclusion. The Executive shall be deemed to have a “termination of employment” under this Agreement for purposes of entitling him to any “nonqualified deferred compensation” that is subject to the requirements of Section 409A only to the extent the Executive has a “separation from service,” as that term is defined in Section 409A and the applicable Treasury regulations applying all of the default rules thereunder.
        2. Except as and to the extent amended hereby, the Existing Agreement is hereby ratified and confirmed in all respects and remains in full force and effect in accordance with the terms thereof. By signing below, the Company and Executive hereby (i) consent to all of the terms of this Second Amendment, (ii) ratify and confirm their respective obligations under the Existing Agreement, and (iii) agree that said obligations are and shall remain in full force and effect, as amended by this Second Amendment.
     IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT effective as of the date first written above.

BEAZER HOMES USA, INC.

By:	/s/ Ian J. McCarthy

Name:	Ian J. McCarthy
Title:	President and CEO

EXECUTIVE

/s/ Michael H. Furlow

Michael H. Furlow